Exhibit (a)(3)

700 S. Flower Street, 15th Floor

Los Angeles, California 90017

J2 GLOBAL ANNOUNCES REPURCHASE AT OPTION OF HOLDERS

OF 3.25% CONVERTIBLE SENIOR NOTES DUE 2029

Los Angeles, CA, May 14, 2021 – J2 Global, Inc. (NASDAQ: JCOM) ( “J2 Global”), a leading internet information and services company, today announced that holders of its 3.25% Convertible Senior Notes due 2029 (CUSIP Number: 48123V AC6) (the “Notes”) have the right to surrender their Notes for purchase by J2 Global pursuant to their option (the “Put Right”) under the Indenture governing the Notes, dated as of June 10, 2014 and as supplemented by the First Supplemental Indenture, dated as of June 17, 2014 (the “Indenture”). The Put Right entitles each holder of the Notes to require J2 Global to purchase all or any part of such holder’s Notes on June 15, 2021 (the “Repurchase Date”) at a purchase price (the “Repurchase Price”) equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon up to, but excluding, the Repurchase Date.

The opportunity to exercise the Put Right commences today and expires at 5:00 p.m., New York City time, on Monday, June 14, 2021, which is the business day immediately preceding the Repurchase Date. In order to exercise the Put Right and receive the Repurchase Price, or withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Put Right Notice.

Neither J2 Global nor its board of directors or employees has made or is making any representation or recommendation as to whether or not any holder should surrender any Notes.

Additional Information

J2 Global will file the Put Right Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Copies of the Put Right Notice may be obtained from U.S. Bank National Association by phone at (800) 934-6802 or by email at cts.specfinance@usbank.com. Additional information regarding the Put Right Notice may be obtained from J2 Global’s Investor Relations Department by phone at (800)-577-1790 or by email at investor@j2global.com.

J2 Global, Inc.

Rebecca Wright

800-577-1790

press@j2.com

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